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                                                                  EXHIBIT 99.3

                           WEIRTON STEEL CORPORATION

                               Offer to Exchange
                         $1,000 in principal amount of
                         10-3/4% Senior Notes due 2005
                                      for
                       each $1,000 in principal amount of
                   outstanding 10-3/4% Senior Notes due 2005
                  that were issued and sold in a transaction
                 exempt from registration under the Securities
                            Act of 1933, as amended

To Securities Dealers, Commercial Banks
  Trust Companies and Other Nominees:

     Enclosed for your consideration is a Prospectus dated October __, 1995 (as the same may be amended or supplemented from time to time, the "Prospectus") and a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by Weirton Steel Corporation (the "Issuer") to exchange $125,000,000 in aggregate principal amount of its 10-3/4% Senior Notes due 2005 (the "Exchange Notes") for $125,000,000 in aggregate principal amount of its outstanding 10-3/4% Senior Notes due 2005 that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Senior Notes").

     We are asking you to contact your clients for whom you hold Senior Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Senior Notes registered in their own name. The Issuer will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. You will, however, be reimbursed by the Issuer for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuer will pay all transfer taxes, if any, applicable to the tender of Senior Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

     Enclosed are copies of the following documents:

     1.  The Prospectus;

     2. A Letter of Transmittal for your use in connection with the tender of Senior Notes and for the information of your clients;

     3. A form of letter that may be sent to your clients for whose accounts you hold Senior Notes registered in your name or the name of your nominee, with space provided














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for obtaining the clients' instructions with regard to the Exchange Offer;

     4.  A form of Notice of Guaranteed Delivery; and

     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., Eastern Standard Time, on _________, ________ __, 1995, unless extended (the "Expiration Date"). Senior Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.

     To tender Senior Notes, certificates for Senior Notes or a Book-Entry Confirmation, a duly executed and properly completed Letter of Transmittal or a facsimile thereof, and any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from Bankers Trust Company, the Exchange Agent, by calling (212) 250-6270.

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.